Exhibit 10.82

FORM OF CROWN MEDIA HOLDINGS, INC.
2010 LONG TERM INCENTIVE COMPENSATION AGREEMENT

        THIS LONG TERM INCENTIVE COMPENSATION AGREEMENT (the "Agreement") is made and entered into as of January 1, 2010 (the "Grant Date"), by and between Crown Media Holdings, Inc., a Delaware corporation ("Crown"), and                                    ("Executive") pursuant to the terms and conditions of the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan (the "Plan"). Capitalized terms not defined in this Amended Agreement shall have the meanings set forth in the Plan.

        1.     Awards.

        (a)    General Award.    Pursuant to the Plan, Crown grants to Executive the opportunity to earn $             ("Target Award"), subject to the terms and conditions set forth in this Agreement and the Plan. A copy of the Plan has been delivered to the Executive. By signing below, the Executive agrees to be bound by all the provisions of the Plan. Target Award constitutes an unsecured promise of Crown to deliver to Executive on the Delivery Date (as defined below) cash in the amount of the Target Award actually achieved. Executive has only the rights of a general unsecured creditor of Crown.

        (b)    Types of Awards.    Of the total Target Award, $            (50%) shall be deemed to be the Employment Award and $            (50%) shall be deemed to be the Performance Award (collectively, the "Awards"). Vesting of the Performance Award shall depend on the degree to which the cumulative cash flow and EBITDA plan set forth on Schedule 1 hereto ("Performance Plan") is achieved. The applicable provisions of this Agreement shall be specified by type of award, and if not so specified, shall apply to both awards granted hereunder.

        2.     Vesting.

        (a)    The Employment Award.    Subject to continued employment with Crown and/or its affiliates as of August 31, 2012, the Employment Award shall vest and become nonforfeitable on August 31, 2012.

        (b)   The Performance Award.

            (i)  Performance Award Metrics. Subject to continued employment with Crown and/or its affiliates, as of December 31, 2012, the Performance Award is eligible to vest and become nonforfeitable in accordance with the 3-Year Cumulative Performance Award Metrics attached hereto as Schedule 1.

          (ii)    Other Measures.    The Compensation Committee shall also have the ability to increase or decrease the payout based on an assessment of demographics achieved, relative market conditions and management of expenses.

        3.     Settlement of Awards.

        Subject to any cancellation of Awards pursuant to Section 4, Crown shall deliver to Executive on the Delivery Date, cash in the amount of the Target Award actually achieved, unless Executive has otherwise elected to defer receipt of such award. Executive may only elect to defer provided that such election is made in accordance with the terms of Crown's Deferred Compensation Plan as amended and restated effective January 1, 2008.

        4.     Termination of Awards and Non-Delivery Upon Certain Other Events.

        Subject to Section 5 hereof, Executive's rights with respect to any outstanding unvested Awards shall immediately terminate and no payment shall be made in respect of such Awards if, prior to the Vesting Date, Executive experiences a Termination of Employment (as defined in the Plan).

        5.     Other Vestings.

        (a)    The Employment Award.    Notwithstanding Section 4 hereof, a pro rata portion of any outstanding unvested Employment Award shall vest immediately upon an Executive's Termination of

Employment by reason of: (1) the death of the Executive; (2) the Disability of the Executive; or (3) an Executive's involuntary Termination of Employment without Cause, provided that with respect to (3), such Termination occurs on or after January 1, 2011.

        (b)    The Performance Award.    Notwithstanding Section 4 hereof, a pro rata portion of any outstanding Performance Award shall vest pursuant to and on the date indicated in Section 2(b) upon an Executive's Termination of Employment by reason of: (1) the death of the Executive; (2) the Disability of the Executive; or (3) an Executive's involuntary Termination of Employment without Cause, provided that with respect to (3), such Termination occurs on or after January 1, 2011.

        (c)    Pro Rata Calculations.    The pro rata portion shall be calculated as the following percentage: The number of days an Executive was employed by Crown and/or its affiliates commencing with the date of this Agreement divided by the total number of days, commencing with the date hereof and concluding with the scheduled vesting date as set forth in Section 2(a) or 2(b), as applicable.

        6.    Definitions.    For purposes of this Agreement:

        (a)   "Delivery Date" with respect to the Employment Award shall mean any date designated by Crown within thirty (30) days following the Vesting Date and with respect to the Performance Award, any date designated by Crown within the later of (x) thirty (30) days following the Vesting Date or (y) fifteen (15) days following the issuance of Crown's audited financials for the relevant year, but in any event no later than March 15 of the year following the year in which the Performance Award is vested.

        (b)   "Vesting Date" for the Employment Award shall mean August 31, 2012 or the date on which any one of the events in Section 5 occurs. Vesting Date for the Performance Award shall mean December 31, 2012, or the date on which any one of the events in Section 5 occurs.

        7.     Withholding Tax.

        Executive may be subject to withholding taxes as a result of the settlement of the Awards. Crown shall withhold from settlement payments the amount of such obligations, including all applicable federal, state, local and foreign withholding taxes that Crown determines result from such settlement.

        8.     Non-transferability.

        No Awards shall be assignable or otherwise transferable by Executive. During the life of Executive any elections with respect to Awards may be made only by Executive or Executive's guardian or legal representative.

        9.     Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.   Governing Law.

        This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

        IN WITNESS WHEREOF, the parties hereto have executed this Long Term Incentive Compensation Agreement as of the date first written above.

CROWN MEDIA HOLDINGS, INC.

By:
Name: Title:

EXECUTIVE